Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD FIRST QUARTER RESULTS

Highlights

•	Net sales growth of 7% for Q1 2018 with 5% growth in base business sales

•	Q1 2018 diluted EPS increase of 44% to $0.75, including tax benefits

•	Updates 2018 earnings guidance range to $5.45 - $5.70 per diluted share from $5.36 - $5.61 to reflect $0.09 of additional tax benefit from ASU 2016-09
______________________

COVINGTON, LA. (April 19, 2018) – Pool Corporation (NASDAQ/GSM:POOL) today reported record results for the first quarter of 2018.
“Following a strong finish to 2017, we are poised for continued solid growth in 2018 as consumer demand for outdoor living products remains high. We generated record sales and income in the first quarter of 2018 despite inclement weather in Texas and seasonal markets, which resulted in a slower than expected start to the 2018 swimming pool season. Pools are opening later than in 2017 in seasonal markets, and remodeling and new pool construction activity has been delayed. We believe that the industry has a strong backlog due to pool owner demand for pool upgrades and remodeling, and we expect deferred sales related to pool openings to shift to the second quarter,” said Manuel Perez de la Mesa, President and CEO.
Net sales increased 7% to a record $585.9 million in the first quarter of 2018 compared to $546.4 million in the first quarter of 2017, with base business sales up 5%. Strong demand in our year-round markets for discretionary products, like heaters and lighting, led our sales growth in the first quarter of 2018. We estimate unfavorable weather conditions impacted our first quarter net sales by approximately $10 million.
Gross profit increased 8% to a record $166.1 million in the first quarter of 2018 from $153.6 million in the same period of 2017. Base business gross profit improved 6% over the first quarter of last year. Gross profit as a percentage of net sales (gross margin) was 28.3% for the first quarter of 2018 compared to 28.1% for the first quarter of 2017, reflecting minor product mix differences.
Selling and administrative expenses (operating expenses) increased approximately 8% to $132.5 million in the first quarter of 2018 compared to the first quarter of 2017, with base business operating expenses up 5% over the comparable 2017 period. Higher labor, technology, freight and employee-related insurance costs, partially offset by lower performance-based compensation expenses, contributed to this increase with operating expenses related to acquisitions being a larger than normal factor in the quarter.
Operating income for the first quarter increased 8% to a record $33.5 million compared to the same period in 2017. Operating income as a percentage of net sales (operating margin) was 5.7% for both the first quarters of 2018 and 2017. Base business operating income increased 11% and base business operating margin improved 40 basis points compared to the first quarter of 2017. Acquired businesses contributed a $1.3 million seasonal operating loss in the quarter.
Both Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, which we adopted on January 1, 2017, and U.S. tax reform enacted in December 2017 impacted our income tax provision for the first quarter of 2018. We recorded a $9.0 million benefit from ASU 2016-09 for the three months ended March 31, 2018, which was $3.6 million or $0.09 per diluted share more than we had previously expected, and also up compared to $5.5 million realized in the same period last year. Our effective tax rate was (4.3)% and 18.7% for the first quarters of 2018 and 2017, respectively, and 25.7% and 38.8%, excluding the benefit from ASU 2016-09. Going forward, primarily due to the impact of tax reform, we expect our annual effective tax rate (excluding the benefit from ASU 2016-09) to approximate 25.5%, which is a reduction compared to our historical rate of approximately 38.5%.

Net income attributable to Pool Corporation was $31.3 million in the first quarter of 2018 compared to $22.3 million for the first quarter of 2017. Earnings per share increased 44% to a record $0.75 per diluted share for the three months ended March 31, 2018 versus $0.52 per diluted share for the same period in 2017. The benefit from ASU 2016-09 increased diluted earnings per share by $0.22 in the first quarter of 2018 and $0.12 in the first quarter of 2017. Excluding the impact from ASU 2016-09, earnings per diluted share increased 33% to a record $0.53 for the first quarter of 2018 compared to $0.40 for the first quarter of 2017. Acquired businesses contributed a seasonal $0.03 loss per diluted share in the quarter.
On the balance sheet at March 31, 2018, total net receivables, including pledged receivables, increased 8% while inventory levels grew 9% compared to March 31, 2017. Total debt outstanding at March 31, 2018 was $568.1 million, a $77.9 million increase from total debt at March 31, 2017.
Cash used in operations was $44.1 million for the first three months of 2018 compared to $32.4 million for the first three months of 2017, with the greater cash usage reflecting earlier payment of certain inventory purchases. Adjusted EBITDA (as defined in the addendum to this release) was $43.4 million and $39.8 million for the first quarters of 2018 and 2017, respectively.
“As a result of the additional tax benefits realized from ASU 2016-09 in the first quarter, we are updating our earnings guidance range to $5.45 to $5.70 from $5.36 to $5.61 per diluted share. Other than the additional $0.09 per diluted share tax benefit, our earnings expectations for 2018 remain unchanged. We are fortunate to participate in a great industry with strong long-term growth characteristics and our team is ready to serve our customers to help them realize success in making outdoor living come to life,” said Perez de la Mesa.
We have not projected any additional tax benefit for ASU 2016-09 in our earnings guidance range for the remainder of the year. Our current earnings guidance range for 2018 includes only the benefit realized as of March 31, 2018.
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of March 31, 2018, POOLCORP operated 354 sales centers in North America, Europe, South America and Australia, through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission. In addition, this press release includes forward-looking statements and estimates regarding the effects of the Tax Cuts and Jobs Act, which are based on our current interpretation of this legislation and on reasonable estimates and may change as a result of new guidance issued by regulators or changes in our estimates.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Net sales	$585,900	$546,441
Cost of sales	419,827	392,820
Gross profit	166,073	153,621
Percent	28.3%	28.1%

Selling and administrative expenses	132,532	122,623
Operating income	33,541	30,998
Percent	5.7%	5.7%

Interest and other non-operating expenses, net	3,527	3,647
Income before income taxes and equity earnings	30,014	27,351
(Benefit) provision for income taxes	(1,279)	5,119
Equity earnings in unconsolidated investments, net	46	38
Net income	31,339	22,270
Net loss attributable to noncontrolling interest	—	11
Net income attributable to Pool Corporation	$31,339	$22,281

Earnings per share:
Basic	$0.78	$0.54
Diluted	$0.75	$0.52
Weighted average shares outstanding:
Basic	40,370	41,192
Diluted	41,862	42,877

Cash dividends declared per common share	$0.37	$0.31

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2018	2017	$	%

Assets
Current assets:
Cash and cash equivalents	$8,803	$13,409	$(4,606)	(34)%
Receivables, net (1)	75,889	61,264	14,625	24
Receivables pledged under receivables facility	238,707	228,755	9,952	4
Product inventories, net (2)	703,793	647,884	55,909	9
Prepaid expenses and other current assets	23,714	15,740	7,974	51
Total current assets	1,050,906	967,052	83,854	9

Property and equipment, net	109,310	97,140	12,170	13
Goodwill	189,759	185,062	4,697	3
Other intangible assets, net	12,926	13,172	(246)	(2)
Equity interest investments	1,150	1,174	(24)	(2)
Other assets	15,615	17,269	(1,654)	(10)
Total assets	$1,379,666	$1,280,869	$98,797	8%

Liabilities, redeemable noncontrolling interest and stockholders’ equity
Current liabilities:
Accounts payable	$467,795	$465,928	$1,867	—%
Accrued expenses and other current liabilities	45,504	48,982	(3,478)	(7)
Short-term borrowings and current portion of long-term debt	20,786	9,775	11,011	113
Total current liabilities	534,085	524,685	9,400	2

Deferred income taxes	24,947	29,234	(4,287)	(15)
Long-term debt, net	547,324	480,442	66,882	14
Other long-term liabilities	23,525	21,430	2,095	10
Total liabilities	1,129,881	1,055,791	74,090	7
Redeemable noncontrolling interest	—	2,424	(2,424)	(100)
Total stockholders’ equity	249,785	222,654	27,131	12
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,379,666	$1,280,869	$98,797	8%

(1)	The allowance for doubtful accounts was $4.0 million at March 31, 2018 and $4.2 million at March 31, 2017.

(2)	The inventory reserve was $7.4 million at March 31, 2018 and $7.3 million at March 31, 2017.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2018	2017	Change
Operating activities
Net income	$31,339	$22,270	$9,069
Adjustments to reconcile net income to cash used in operating activities:
Depreciation	6,299	5,557	742
Amortization	470	365	105
Share-based compensation	3,321	3,003	318
Equity earnings in unconsolidated investments, net	(46)	(38)	(8)
Other	681	1,847	(1,166)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(117,377)	(123,515)	6,138
Product inventories	(168,518)	(161,668)	(6,850)
Prepaid expenses and other assets	(3,843)	(2,617)	(1,226)
Accounts payable	222,285	234,581	(12,296)
Accrued expenses and other current liabilities	(18,760)	(12,209)	(6,551)
Net cash used in operating activities	(44,149)	(32,424)	(11,725)

Investing activities
Acquisition of businesses, net of cash acquired	(578)	—	(578)
Purchases of property and equipment, net of sale proceeds	(14,639)	(19,121)	4,482
Other investments, net	—	2	(2)
Net cash used in investing activities	(15,217)	(19,119)	3,902

Financing activities
Proceeds from revolving line of credit	148,335	213,189	(64,854)
Payments on revolving line of credit	(170,012)	(206,319)	36,307
Proceeds from asset-backed financing	80,000	55,000	25,000
Payments on asset-backed financing	(20,000)	(18,500)	(1,500)
Proceeds from short-term borrowings and current portion of long-term debt	10,798	11,441	(643)
Payments on short-term borrowings and current portion of long-term debt	(848)	(2,771)	1,923
Payments of deferred financing costs	(8)	—	(8)
Payments of deferred and contingent acquisition consideration	(265)	(199)	(66)
Proceeds from stock issued under share-based compensation plans	7,808	6,149	1,659
Payments of cash dividends	(15,011)	(12,799)	(2,212)
Purchases of treasury stock	(2,592)	(2,725)	133
Net cash provided by financing activities	38,205	42,466	(4,261)
Effect of exchange rate changes on cash and cash equivalents	24	530	(506)
Change in cash and cash equivalents	(21,137)	(8,547)	(12,590)
Cash and cash equivalents at beginning of period	29,940	21,956	7,984
Cash and cash equivalents at end of period	$8,803	$13,409	$(4,606)

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2018	2017	2018	2017	2018	2017
Net sales	$575,110	$545,484	$10,790	$957	$585,900	$546,441

Gross profit	162,975	153,416	3,098	205	166,073	153,621
Gross margin	28.3%	28.1%	28.7%	21.4%	28.3%	28.1%

Operating expenses	128,123	122,084	4,409	539	132,532	122,623
Expenses as a % of net sales	22.3%	22.4%	40.9%	56.3%	22.6%	22.4%

Operating income (loss)	34,852	31,332	(1,311)	(334)	33,541	30,998
Operating margin	6.1%	5.7%	(12.2)%	(34.9)%	5.7%	5.7%

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Tore Pty. Ltd. (Pool Power) (1)	January 2018	1	January - March 2018
Chem Quip, Inc. (1)	December 2017	5	January - March 2018
Intermark	December 2017	1	January - March 2018
E-Grupa	October 2017	1	January - March 2018
New Star Holdings Pty. Ltd. (Newline)	July 2017	1	January - March 2018
Lincoln Aquatics (1)	April 2017	1	January - March 2018

(1)	We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first three months of 2018.

December 31, 2017	351
Acquired location	1
New locations	3
Consolidated location	(1)
March 31, 2018	354

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2018	2017
Net income	$31,339	$22,270
Add:
Interest and other non-operating expenses (1)	3,527	3,647
(Benefit) provision for income taxes	(1,279)	5,119
Share-based compensation	3,321	3,003
Equity earnings in unconsolidated investments	(46)	(38)
Depreciation	6,299	5,557
Amortization (2)	276	229
Adjusted EBITDA	$43,437	$39,787

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)	Excludes amortization of deferred financing costs of $194 and $136 for the three months ended March 31, 2018 and March 31, 2017.

The table below presents a reconciliation of Adjusted EBITDA to net cash used in operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2018	2017
Adjusted EBITDA	$43,437	$39,787
Add:
Interest and other non-operating expenses, net of interest income	(3,333)	(3,511)
(Benefit) provision for income taxes	1,279	(5,119)
Other	681	1,847
Change in operating assets and liabilities	(86,213)	(65,428)
Net cash used in operating activities	$(44,149)	$(32,424)